Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
Exhibit 10.1
REMOTE RESOURCING AGREEMENT
       This Remote Resourcing Agreement (the “Agreement”) is entered into effective April ___, 2005 (the “Effective Date”) by and between Prescient Applied Intelligence, Inc., having its principal offices at 1247 Ward Avenue, Suite 200, West Chester, PA 19380 (“Client”), and Healthcare BPO Partners, L.P., a Texas limited partnership corporation having offices at 5215 N. O’Conner Street, Suite 800, Irving, Texas 75039 (“Supplier”).
R E C I T A L S:
       WHEREAS, Client and Sharad Tak (“Principal”) and/or an entity owned 100% by Principal, a principal shareholder of Supplier, have previously entered into a Stock and Warrant Purchase Agreement dated April ___, 2005 (the “Purchase Agreement”) pursuant to which Principal is making a substantial investment in Client; and
       WHEREAS, it is a condition precedent of the closing of the investment transaction contemplated by the Purchase Agreement that Client and Supplier enter into this Agreement pursuant to which Supplier shall provide to Client and its affiliates certain remote resources as more particularly described herein.
       NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and of other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, Client and Supplier (collectively, the “Parties”, and each, a “Party”) hereby agree as follows:
1.	BACKGROUND AND OBJECTIVES
Client desires to take advantage, when possible, of lower cost remote resources, scalability, redundancy and capacity that Supplier can provide by virtue of Supplier’s existing and future operations in *CONFIDENTIAL*.
First, Client desires to have Supplier, in collaboration with Client management, undertake an analysis and establish a process to transition its data center, presently hosted by Hewlett-Packard (“HP”), to utilize lower cost resources available in *CONFIDENTIAL*. Client’s current HP data center contract is extendable on a month-by-month basis and, without further extension, will expire at the end of August 2005. Client and Supplier agree to work together to transition the data center as soon as possible and practical with the goal of transitioning the service at the conclusion of the existing HP contract.
Second, Client, in conjunction with *CONFIDENTIAL* from Supplier, desires to undertake an analysis and process to transition its existing *CONFIDENTIAL* service contract to Supplier. Client is presently in a *CONFIDENTIAL* contract with *CONFIDENTIAL* for these services and would like to achieve a lower cost solution with Supplier as soon as possible and practical.

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
Third, Client desires to seek the assistance of Supplier to analyze, plan and implement a technology re-write of its existing application(s) scheduled to commence in early January 2006 with a goal of completing the project no later than calendar year end 2006. Management anticipates that detailed planning for such project must begin no later than the beginning of the third quarter of 2005 and desires to *CONFIDENTIAL* to maximize the efficiency and minimize the cost of the overall project.
Fourth, with the assistance of and in collaboration with Supplier, identify and eliminate certain *CONFIDENTIAL*. A preliminary analysis by management identified approximately *CONFIDENTIAL* full time equivalent positions *CONFIDENTIAL* potentially capable of being eliminated and replaced by staff in *CONFIDENTIAL*. Client and Supplier agree to work together to realize such opportunities as soon as practical and in the best manner possible, including the identification of specific functions and timelines.
Fifth, pursue, in conjunction with Supplier, the identification and implementation of additional opportunities to leverage this Agreement to further lower Client’s operating costs.
The Parties shall work together to evolve this agreement to maintain Services competitive with opportunities that are otherwise available to Client in the global market in terms of cost, service level commitments, quality, and productivity.
The provisions of this Article 1 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties’ obligations or alter the plain meaning of this Agreement’s terms and conditions as set forth hereinafter. However, to the extent the terms and conditions of this Agreement are unclear or ambiguous, such terms and conditions are to be construed so as to be consistent with the background and objectives set forth in this Article 1.
2.	DEFINITIONS AND DOCUMENTS

2.1	Definitions
As used in this Agreement:
“Affiliate” means, generally, with respect to any Entity, any other Entity Controlling, Controlled by or under common Control with such Entity.
“Agreement” shall have the meaning given to such term in the preamble to this Agreement.
“Charges” means the amounts set forth in this Agreement as charges for the Services.
“Control” and its derivatives shall mean with regard to any entity the legal, beneficial, or equitable ownership, directly or indirectly, of fifty percent (50%) or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights.

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
“Data Center” shall mean the Supplier data center in *CONFIDENTIAL*.
“Developed Materials” shall mean all Materials developed by Supplier employees in performing its applications development and maintenance obligations under this Agreement.
“Effective Date” shall have the meaning given such term in the preamble to this Agreement.
“Entity” means a corporation, partnership, joint venture, trust, limited liability company, association, or other organization or legal entity.
“Equipment” means all mainframe, midrange, distributed, network, telecommunications and related computing equipment procured, provided, operated, supported or used by Supplier or Client and required for Supplier to perform the Services.
“Client Data” means any data or tangible information of Client or any Client Affiliate or customer that is provided by Client or any such Affiliate to Supplier for use in the performance of its obligations under this Agreement, including data and information with respect to the businesses, customers, operations, facilities, products, consumer markets, assets and finances of Client or any Affiliate. Examples of Client Data include any of the foregoing that are service level measurements, Client asset information, charges hereunder, and Client customer data from any source. Service level measurements and charges hereunder are also the Confidential Information of Supplier.
“Client Equipment” means Equipment owned by or leased to Client or a Client Affiliate that is used in connection with the Services.
“Client Licensed Materials” means Third Party Software and other Materials that are proprietary to third parties to which Client has obtained a license pursuant to a written agreement with such third party.
“Client Owned Materials” shall mean: (a) the Materials owned by Client as of the Effective Date, and all enhancements and derivative works of such Materials, including United States and foreign intellectual property rights, including copyrights, in such Materials, and (b) the intellectual property rights, including copyrights, in the Developed Materials.
“Client Owned Software” means Software owned by Client, and all intellectual property rights, including copyrights, in enhancements and derivative works of such Software, including United States and foreign intellectual property rights, including copyrights, in such Software, and the Developed Materials that consist of Software.
“Client Project Executive” shall have the meaning given such term in Section 10.1.
“Client Software” means Software that is either: (a) Client Licensed Materials; or (b) Client Owned Materials.

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
“Client Third Party Contractors” shall have the meaning given such term in Section 9.2.
“Laws” mean all federal, state and local laws, statutes, regulations, rules, executive orders, supervisory requirements, directives, interpretive letters and other official releases of or by any government.
“Losses” mean all losses, liabilities, damages and claims (including taxes), and all related costs and expenses (including reasonable legal fees and disbursements and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties).
“Malicious Code” means (i) any code, program, or sub-program whose knowing or intended purpose is to damage or interfere with the operation of the computer system containing the code, program or sub-program, or to intentionally halt, disable or interfere with the operation of the Software, code, program, or sub-program, itself, or (ii) any device, method, or token whose knowing or intended purpose is to permit any person to circumvent the normal security of the Software or the system containing the code.
“Materials” means, collectively, Software, literary works, other works of authorship, specifications, design documents and analyses, programs, program listings, programming tools, documentation, reports, drawings and similar work product.
“New Services” means services, functions and responsibilities that are not described on Schedule B or otherwise initially provided for in this Agreement.
“Personnel” means, with respect to an Entity, the employees, agents, contractors and representatives of such Entity.
“Policy and Procedures Manuals” means the then current versions of any Client documentation that sets forth the policies, procedures, processes, methods and other requirements for performing the Services designated as such and provided in writing to Supplier.
“Proprietary Information” shall have the meaning given such term in Section 13.3.
“Required Consents” means: (a) the consents (if any) required to be obtained (i) to grant Supplier the right to use and/or access the Client Owned Software and Third Party Software in connection with providing the Services or (ii) to assign or transfer to Client all intellectual property rights, including the copyright, in any Developed Materials; and (b) all other consents required from third parties in connection with Supplier’s provision of the Services.
“Service Taxes” means all sales, lease, service, value-added, use, personal property, excise, consumption, and other taxes or duties that are assessed against either Party on the provision of the Services as a whole, or on any particular Service received by Client from Supplier.

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
“Services” means, collectively the services, functions and responsibilities set forth in Article 4 and Schedule B as they may be supplemented, enhanced, modified or replaced by mutual agreement during the Term in accordance with this Agreement.
“Software” means both the source code and object code of software programs (including compilers, database management software, applications software, system software, utilities and other software programs), and all associated documentation and programmers’ notes, and all versions, upgrades and enhancements to the same.
“Staffing Plan” shall have the meaning given such term in Section 8.7.
“Supplier Facilities” means the facilities owned or leased by Supplier at which the Services are performed.
“Supplier Personnel” means Personnel of Supplier who are dedicated to Client to perform any Services under this Agreement.
“Supplier Project Executive” shall have the meaning given such term in Section 8.2 and shall describe the Supplier representative responsible for both the day-to-day relationship with Client, as well as the delivery of the Services to Client.
“Key Supplier Personnel” means the Supplier Personnel filling the positions designated in Schedule A as Key Supplier Personnel.
“Term” means the five (5) year period that commences as of 12:00:01 a.m., EDT, on the Effective Date and continues, unless this Agreement is terminated as provided herein or extended as provided in Sections 3.2 or 20.5, in which case the Term shall end at 12:00 midnight on the effective date of such termination or the date to which this Agreement is extended.
“Third Party Contracts” means all written third party agreements with Supplier that are necessary to provide the Services from time to time, including, but not limited to, licenses to Third Party Software, facilities leases, employment agreements, data and communications service provider agreements.
“Third Party Software” means all Software products (and all modifications, replacements, upgrades, enhancements, documentation, materials and media related thereto) that are owned by third parties and used by Supplier to provide the Services.
“Transfer Assistance Services” means the reasonable termination/expiration assistance requested by Client to allow the Services to continue without material interruption or material adverse effect, and to facilitate the orderly transfer of the Services to Client or its designee, as such assistance is further described in Section 4.2.
“Workstations” means the personal data processing and computer equipment used by Supplier Personnel to perform the Services, together with the LAN in *CONFIDENTIAL* and the WAN up to and including the router at the Data

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
Center and associated infrastructure necessary to support performance of the Services..
2.2	Other Terms
The terms defined in this Article include the plural as well as the singular. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision. Article, Section, subsection and Schedule references refer to articles, sections and subsections of, and schedules to, this Agreement. The words “include” and “including” shall not be construed as terms of limitation. The words “day,” “month,” and “year” mean, respectively, calendar day, calendar month and calendar year, and the words “writing” or “written” mean preserved or presented in retrievable or reproducible written form. Except as provided in this Agreement, “writing” or “written” may mean electronic (including e-mail transmissions where receipt is acknowledged by the recipient, but excluding voice mail) or hard copy, including by facsimile (with acknowledgment of receipt from the recipient’s facsimile machine), unless otherwise stated. Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.
2.3	Associated Contract Documents
This Agreement includes each of the following schedules and their attached exhibits, all of which are attached to this Agreement and incorporated into this Agreement by this reference:
A Key Supplier Positions and Critical Support Personnel

B Services

C Supplier Charges
3.	TERM

3.1	Initial Term
This Agreement shall begin on the Effective Date and continue throughout the Term, unless terminated earlier or extended in accordance with this Agreement.
3.2	Extension
By giving prior written notice to the other Party not less than 6 months prior to the expiration date of the initial Term, either Party shall have the right, and the other party shall have the obligation, to negotiate in good faith during a period of sixty (60) days the terms and conditions upon which the term of the Agreement may be extended following the expiration date of the initial Term. If the Parties are unable to reach agreement upon renewal terms and conditions during the sixty-day negotiation period, the Agreement will expire at the end of the initial Term.
4.	SERVICES

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
4.1	Overview
(a)	Description. Commencing on the Effective Date, Supplier and Client shall jointly develop and implement a transition plan and schedule pursuant to which the functions described in Schedule B as currently performed by Client Personnel will be transitioned to the dedicated Supplier Personnel. As the designated functions are transitioned, the Supplier Personnel shall thereafter provide the Services to Client in accordance with this Agreement. The Services shall consist of the services, functions and responsibilities as set forth in this Agreement, and in all cases to be performed in accordance with the Policy and Procedures Manuals. Changes to the Policy and Procedures Manuals following the Effective Date shall be subject to an equitable adjustment to the Staffing Plan or the Charges.
Client shall provide the Client Equipment, Client Licensed Materials and Client Owned Materials. Supplier shall provide the Workstations, and the facilities in *CONFIDENTIAL*. The Parties shall mutually agree on the provision of any other facilities, Equipment, Third Party Software and other resources necessary for Supplier to provide the Services. Any changes to the specifications for facilities, Equipment, Third Party Software or other resources to be used by Supplier to perform the Service required by Client shall be subject to an equitable adjustment to the Charges.
(b)	Exclusivity. During the Term (i) Supplier shall be the exclusive provider of software development Services to be performed outside the United States, data center services and EDI/VAN services to Client, and (ii) Client will not enter into discussions or agreements with any third parties that would be inconsistent with its obligation to migrate the data center Services or the technical and professional resource Services to Supplier.. Otherwise, this Agreement shall not be construed as a requirements contract and this Agreement shall not be interpreted to prevent Client from obtaining from third parties, or providing to itself, any or all of the services described in this Agreement, including that Client can provide software development services to itself in the United States.
4.2	Transfer Assistance Services
(a)	Availability. Supplier shall provide to Client or Client’s designee the Transfer Assistance Services in this Agreement.
(i)	Supplier shall provide such Transfer Assistance Services to Client or its designee (i) commencing up to six (6) months prior to the expiration of the Term (including any renewal Term) or on such earlier date as Client may request and continuing for up to six (6) months following the effective date of the expiration of the Term (as such effective date may be extended pursuant to Section 3.2), (ii) commencing upon any notice of termination of the Term with respect to all or any portion of the Services, and continuing for up to six (6)

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
months following the effective date of such termination (as such effective date may be extended pursuant to Section 20.4), (iii) commencing upon notice of termination of any portion of the Services no longer required by Client and continuing for up to six (6) months following the effective date of such termination (as such effective date may be extended pursuant to Section 20.4).
(ii)	Supplier shall provide Transfer Assistance Services to Client or its designee regardless of the reason for the expiration or termination of the Term; provided that if the Agreement is terminated by Supplier under Section 20.1(b) or (c) for Client’s default, Supplier may require Client to (i) pay in advance for Transfer Assistance Services provided or performed under this Section 4.2, (ii) pay all outstanding undisputed Charges, and (iii) establish an escrow account based on mutually agreed terms to ensure payment of future Charges.

(iii)	To the extent Client requests Transfer Assistance Services, such Services shall be provided subject to and in accordance with the terms and conditions of this Agreement. Supplier shall perform the Transfer Assistance Services with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and cost-effectiveness as it provided and was required to provide for the same or similar Services during the Term. The quality and level of performance of the Services provided by Supplier following the expiration or termination of the Term with respect to all or part of the Services or Supplier’s receipt of a notice of termination or non-renewal shall not be materially degraded or deficient in any respect.
(b)	Scope of Service. As part of the Transfer Assistance Services, Supplier will, on a timely basis, transfer the control and responsibility for all Services, including documentation, software support and data management functions, previously performed by or for Supplier to Client and/or Client’s designees. Additionally, Supplier shall provide any and all reasonable assistance requested by Client to allow:
(i)	the systems associated with the Services to operate efficiently;

(ii)	the Services to continue without material interruption or material adverse effect; and

(iii)	the orderly transfer of the Services to Client and/or its designee(s).
The Transfer Assistance Services shall consist of the Services, functions and responsibilities set forth in this Agreement and all similar services requested from time to time by Client.

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
In addition to the initial six (6) month post-termination period specified in Section 4.2(a)(i) above, at Client’s written request (which must be given at least 180 days prior to the expiration or termination date), and provided that Client is pursuing a migration of some or all of the Services to itself or a third party, Supplier shall provide to Client such Services for an additional period not to exceed six (6) months from the end of such initial six (6) month period. To the extent Client requests such Services, Client will continue to pay Supplier the Charges.
Unless otherwise agreed in writing, if Client requests that Supplier provide or perform Transfer Assistance Services in accordance with this Agreement, Client will pay Supplier the rates and charges specified in Schedule C (or if no charge is specified in Schedule C, then a reasonable charge) for Supplier Personnel or resources required to perform such Transfer Assistance Services. If Transfer Assistance Services require additional resources beyond those being used to provide the Services, Client will pay Supplier for such usage as a New Service.
(c)	Survival of Terms. This Section 4.2 shall survive termination/expiration of the Term.
5.	REQUIRED CONSENTS
Client is responsible for obtaining all Required Consents. Supplier will cooperate with and assist Client in obtaining all Required Consents that may become necessary from time to time in connection with Supplier’s performance of the Services or upon the expiration or termination of this Agreement in accordance with Article 4.
6.	FACILITIES, SOFTWARE, EQUIPMENT, CONTRACTS AND ASSETS ASSOCIATED WITH THE PROVISION OF SERVICES

6.1	Service Facilities
(a)	Service Facilities. The Services shall be provided at or from the production and data center locations owned or leased by Supplier.

(b)	Facilities Requirements. Each Supplier Facility shall meet the minimum security and other standards agreed by the parties.

(c)	Furniture, Fixtures and Equipment. Except as may be expressly provided in this Agreement, Supplier shall be responsible for providing all furniture, fixtures, office equipment, Workstations and facilities management and support services at the Supplier Facilities needed by Supplier or Supplier Personnel to provide the Services. Material upgrades, improvements, replacements and additions to such Workstations shall be subject to an equitable adjustment to the Charges.

(d)	Other Supplier Responsibilities Regarding Facilities. Supplier shall be responsible for site management, site administration and similar services regarding Supplier Personnel located at the Supplier Facilities,

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
and provide all necessary emergency power supply and uninterrupted power supply services and all necessary Workstations at Supplier Facilities.
(e)	Employee Services. Supplier shall be responsible for all employee services and the physical security of the facilities used by Supplier Personnel assigned to Client to perform the Services.

(f)	Facilities Compliance. Supplier shall provide Supplier Facilities compliant with all applicable *CONFIDENTIAL* laws, rules, codes, regulations and standards. Changes to any of such laws, rules, codes, regulations or standards change during the term may result in an equitable adjustment to the Staffing Plan or the Charges.

(g)	Client Assets at Supplier Facilities. All Client Equipment, Client Owned Materials and Client Licensed Materials located at Supplier Facilities to enable Supplier Personnel to perform the Services shall be secured at the Supplier Facilities and safeguarded in accordance with the Agreement. As of the Effective Date, Client shall provide the Equipment, Client Owned Materials and Client Licensed Materials necessary for Supplier to create a development environment compatible with Client’s internal development environment. Upon termination or expiration of this Agreement, or at anytime upon request from Client, Supplier shall return such Client Materials and Client Equipment in the same condition as the condition in which the same were first located at Supplier Facilities, reasonable wear and tear excepted.

(h)	Client’s Nonperformance. Supplier’s nonperformance of its obligations under this Agreement shall be excused if and to the extent such Supplier nonperformance results from Client’s failure to perform its responsibilities.
6.2	Software
(a)	Supplier Personnel shall not use Software other than Client Software or Third Party Software specifically designated by Client on their Workstations to perform Supplier’s obligations under this Agreement.

(b)	Supplier shall be responsible for:
(i)	the support, administration, operation and maintenance of all Third Party Software to be used by Supplier on the Workstations in performing the Services, including payment of required license and maintenance fees (except with respect to Client Licensed Software). Any changes to the Third Party Software required by Client for use in performing the Services shall be subject to an equitable adjustment in the Charges; and

(ii)	the compliance with and performance of all operational and administrative obligations specified in such licenses and agreements, including nondisclosure obligations. If any of these are Client licenses or agreements, this obligation shall be

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
limited to performance of operational and administrative obligations provided in writing to Supplier.
(c)	Client shall be responsible for:
(i)	the support, administration, operation and maintenance of Client Licensed Software to be used in *CONFIDENTIAL* and the Equipment and Software in *CONFIDENTIAL*, including payment of required license and maintenance fees; and

(ii)	the compliance with and performance of all operational and administrative obligations specified in such licenses and agreements to the extent applicable to the Services, including nondisclosure obligations provided in writing to Supplier.
6.3	Equipment
(a)	Supplier Personnel shall not use any Equipment other than Workstations specified by Client or other Equipment provided by Client to perform the Services without the prior written consent of Client.

(b)	With respect to the Client Equipment to be placed at the Supplier Facilities, Supplier shall be responsible for cooperating, assisting and advising Client in connection with the relocation, testing, installation, rollout, use, support, management, administration, operation and maintenance of the Client Equipment according to an agreed services implementation plan and the Policy and Procedures Manuals.
6.4	Third Party Contracts
Except Third Party Contracts entered into by Client pursuant to Section 9.2 and Third Party Contracts relating to Client’s performance of its responsibilities hereunder, including maintenance on Client Equipment, Client Owned Materials or Client Licensed Materials, Supplier shall be responsible for (a) the evaluation, procurement, use, support, management, administration, operation and maintenance of all Third Party Contracts necessary to perform Supplier’s responsibilities under this Agreement, including the facilities leases, maintenance on Workstations, licenses to Software provided by Supplier and installed on the Workstations, connectivity and telecom agreements, (b) the performance, availability, reliability, compatibility and interoperability of such Third Party Contracts and the services and products provided thereunder, and (c) the performance of any operational, administrative or contractual obligations imposed on Supplier under such Third Party Contracts.,
6.5	License to Client Software and Materials
As of the Effective Date, Client hereby grants to Supplier a non-exclusive, fully paid-up, irrevocable license during the Term and any Transfer Assistance Services period to use the Client Owned Software and Client Owned Materials and to prepare derivative works of the same as part of the Services, in each case

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
solely at the Supplier Facilities, for the express and sole purpose of providing the Services and any requested Transfer Assistance Services. Client Owned Software and Client Owned Materials shall remain the property of Client. Supplier shall not use any Client Owned Software or Client Owned Materials for the benefit of any person or Entity other than Client. Except as otherwise requested or approved by Client, Supplier and its Subcontractors shall cease all use of Client Owned Software and Client Owned Materials (except as may be provided in Article 14 of this Agreement) upon the later of the end of the Term or any Transfer Assistance Services period and shall deliver all source code and documentation relating to such Software upon the later of the completion of the Term or any Transfer Assistance Services period.
6.6	Access to Third Party Software and Maintenance
During the Term, and subject to obtaining any Required Consents, Client shall grant to Supplier, for the sole purpose of performing the Services during the Term and any Transfer Assistance Services period, any rights that may be necessary for Supplier to access and use Client Licensed Materials and Client Third Party Contracts that Client has with respect to such Third Party Software and Third-Party Contracts at least sufficient to enable Supplier to perform the Services. Supplier shall comply with the duties, including use restrictions and those of nondisclosure, imposed on Client by such licenses and agreements made available to Supplier in writing. Except as otherwise requested or approved by Client (or the relevant licensor), Supplier shall cease all use of such Third-Party Software and Third-Party Contracts on the later of the end of the Term or Transfer Assistance Services period and shall return any and all such Software (including the source code, programmers notes and documentation pertaining thereto) to Client and/or any third-party licensor, if and as applicable.
6.7	Notice of Defaults
Client and Supplier shall promptly inform the other Party of any breach of, or misuse or fraud in connection with, any Third-Party Contract(s), Equipment Lease or Third-Party Software license of which it becomes aware and shall cooperate with the other Party to prevent or stay any such breach, misuse or fraud.
7.	PROBLEM ANALYSIS
If Supplier fails to provide Services, Supplier shall:
(i)	promptly investigate and report on the causes of the problem;

(ii)	provide a Root Cause Analysis of such failure as soon as practicable after such failure;

(iii)	develop and implement a plan to correct the problem and to begin performing the Services which may include an equitable adjustment to the Staffing Plan or Charges; and

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
(iv)	advise Client, as and to the extent reasonably requested by Client, of the status of remedial efforts being undertaken with respect to such problem.
Supplier shall use diligent efforts to complete the Root Cause Analysis within fifteen (15) days of the original date of discovery of such problem.
8.	PROJECT PERSONNEL

8.1	Key Supplier Personnel
(a)	Approval of Key Supplier Personnel.
(i)	Before assigning an individual to replace any of the Key Supplier Personnel, whether on an initial assignment or a subsequent assignment, Supplier shall notify Client of the proposed assignment, shall introduce the individual to appropriate Client representatives, shall provide reasonable opportunity for Client representatives to interview the individual, and shall provide Client with a resume and such other information about the individual as may be reasonably requested by Client. If Client in good faith objects to the proposed assignment for a specified lawful reason, the Parties shall attempt to resolve Client’s concerns on a mutually agreeable basis. If the Parties have not been able to resolve Client’s concerns within ten (10) business days, Supplier shall not assign the individual to that position and shall propose to Client the assignment of another individual of suitable ability and qualifications.

(ii)	The Key Supplier Personnel that have been approved as of the Effective Date are listed in Schedule A.

(iii)	The Parties may from time to time change the positions designated as Key Supplier Personnel under this Agreement by mutual agreement of the Parties.
(b)	Continuity of Key Supplier Personnel. Supplier shall cause each of the Key Supplier Personnel to devote the necessary time and effort (which will likely fluctuate from time to time) to the provision of the Services under this Agreement. Supplier shall not transfer, reassign or remove any of the Key Supplier Personnel without (i) giving Client at least thirty (30) days’ prior written notice of such action and (ii) complying with the requirement of Section 8.1(a)(i) above and Section 8.4 below except where the Key Supplier Personnel (i) voluntarily resigns from Supplier, (ii) is dismissed by Supplier for violations of conditions of employment, (iii) fails to perform his or her duties and responsibilities pursuant to this Agreement in Supplier’s reasonable judgment or (iv) dies or is unable to work due to his or her illness or disability
8.2	Supplier Project Executive

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
Supplier shall designate a “Supplier Project Executive” for Client. The Supplier Project Executive shall:
(i)	be one of the Key Supplier Personnel;

(ii)	be a full-time employee of Supplier;

(iii)	devote sufficient time and effort to managing the Services provided to Client;

(iv)	serve as the single point of accountability for the Services; and

(v)	have day-to-day authority for ensuring customer satisfaction.
8.3	Supplier Personnel Are Not Client Employees
The Parties intend to create an independent contractor relationship and nothing in this Agreement shall operate or be construed as making Client or Supplier partners, joint venturers, principals, agents or employees of the other. No officer, director, employee, agent, Affiliate, contractor or Subcontractor retained by Supplier to perform work on Client’s behalf hereunder shall be deemed to be an officer, director, employee, agent, Affiliate, contractor or Subcontractor of Client. Notwithstanding Client’s rights hereunder, Supplier, not Client, has the sole right, power, and authority over the employment of the Supplier Personnel and the sole obligation to compensate such Supplier Personnel for all work performed by them on Client’s behalf pursuant to this Agreement.
8.4	Replacement, Qualifications and Retention of Supplier Personnel
(a)	Supplier shall assign sufficient Supplier Personnel to provide the Services in accordance with the Staffing Plan as it exists from time to time, and Supplier Personnel shall meet the requirements and have the qualifications necessary to perform the Services for which they are assigned to perform.

(b)	In the event that Client determines reasonably, lawfully and in good faith that the continued assignment to Client of any Supplier Personnel (including Key Supplier Personnel) is not in the best interests of Client, then Client shall give Supplier written notice to that effect specifying the reason for its position and requesting that such Supplier Personnel be removed from the account and whether a replacement is being requested. Promptly after its receipt of such a request by Client, Supplier shall have ten (10) business days to investigate the matters stated in the request and discuss its findings with Client. If Supplier determines that Client’s request is reasonable, lawful and in good faith, Supplier shall take appropriate action. If requested to do so by Client, Supplier shall immediately remove the individual in question from all Client activities pending completion of Supplier’s investigation and discussions with Client. If, following discussions with Supplier, Client still in good faith requests removal/replacement of such Supplier Personnel, Supplier shall on two weeks advance notice remove the

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
Supplier Personnel, and, then, if requested, replace such Supplier Personnel with an individual of suitable ability and qualifications in accordance with the Staffing Plan.
8.5	Personnel Screening
Supplier agrees to follow the pre-employment and post-employment screening procedures applicable to specific functions used by Client for its own employees documented in the Policy and Procedures Manuals.
8.6	Hiring of Employees
During the Term and for a period of six (6) months following the expiration or termination hereof (including any extended post-termination/expiration transition period), Supplier will not solicit for employment directly, nor employ, any current employee of Client involved in the performance of Client’s obligations under this Agreement without the prior written consent of Client. During the Term and for a period of six (6) months following the expiration or termination hereof (including any extended post-termination/expiration transition period), Client will not solicit for employment directly, nor employ, any current employee of Supplier or its Affiliates involved in the performance of Supplier’s obligations under this Agreement without the prior written consent of Supplier. For purposes of this Section 8.6, “current employee” shall be deemed to include an employee of the applicable Entity who is then currently actively employed by the Entity or who was so employed by the Entity within the previous six (6) month period.
8.7	Assignment of Personnel
Supplier shall assign to the performance of its obligations under this Agreement the number of Supplier Personnel specified in a detailed staffing schedule mutually agreed by the Parties (the “Staffing Plan”). The Staffing Plan shall be reviewed and updated weekly and shall be maintained in a manner that will permit Supplier to assign to the Services an adequate number of staff to perform all of Supplier’s obligations hereunder, including, without limitation, administration, management, audit support, reporting and meetings requirements. Many of the functions may require a number of Personnel that is variable in nature and therefore the Parties shall develop policies and procedures to implement and maintain the Staffing Plan on an ongoing basis. All changes to the Staffing Plan will be made by mutual agreement of the Parties based on the expected volumes and business requirements of Client. Additional requirements for staffing shall be included in the Staffing Plan with as much notice as possible and at least reasonable notice (generally at least thirty (30) days advance notice is preferred unless otherwise agreed) and may result in an equitable adjustment to the Charges. Client will provide Supplier with as much notice as possible and at least reasonable notice (generally at least thirty (30) days advance notice is preferred unless otherwise agreed) of reductions in the staffing requirements. Generally, all Supplier Personnel assigned to the Client account will be fully dedicated to the Client account and may not be utilized by Supplier on non-Client business; provided however, that it is understood and agreed that the Supplier Project Executive and other Supplier employees who provide administrative, management and other overhead functions on behalf of

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
Supplier in carrying out the obligations of Supplier in this Agreement as well as other Supplier business are not dedicated or billable to Client.

8.8	Training. Client will provide reasonable training for Supplier Personnel at least to the same extent Client provides training to its other employees based on the function they perform.

9.	SUPPLIER RESPONSIBILITIES

9.1	Policy and Procedures Manuals

Supplier Personnel shall perform the Services in accordance with the Policy and Procedures Manuals as specified by Client from time to time. In the event of a conflict between the provisions of this Agreement and the Policy and Procedures Manuals, the provisions of this Agreement shall control unless the Parties expressly agree otherwise and such agreement is set forth in the relevant portion of a Policy and Procedures Manuals approved by Client and Supplier in writing.

9.2	Cooperation with Client Third-Party Contractors

Subject to Section 4.1(b), Client may hire contractors, subcontractors, consultants and/or other third parties (“Client Third Party Contractors”) to perform any tasks related to the Services or any New Services. Supplier Personnel shall reasonably cooperate with and work in good faith with Client Third Party Contractors as directed by Client, subject to reasonable protection of Supplier’s Confidential Information and intellectual property and an equitable adjustment in the Staffing Plan and Charges.

9.3	Reports
(a)	Reports. In addition to reports specified elsewhere in this Agreement, the Parties may mutually agree on additional reports to be generated by Supplier and delivered to Client on an ad hoc or periodic basis.

(b)	Back-Up Documentation. As part of the Services, Supplier shall provide Client with such documentation and other information available to Supplier as may be reasonably requested by Client from time to time in order to verify the accuracy of the reports provided by Supplier. In addition, each Party shall provide the other Party with documentation and other information reasonably requested from time to time related to the Service Levels.

(c)	Correction of Errors. As part of the Services, Supplier shall promptly correct any errors or inaccuracies in or with respect to the reports, Client Data or other deliverables provided to Client as part of the Services.
9.4	Meetings

In order to assist Client in its business planning, during the Term, representatives of the senior management of Supplier and representatives of the senior management of Client agree to meet in person or telephonically no less

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
frequently than monthly (provided that such parties shall meet in person no less frequently than quarterly) (a) to discuss, prioritize and balance Client’s needs and Supplier’s resources on the Client account, including, without limitation, manpower and personnel resources, and (b) to discuss any other matters arising under this Agreement. Such meetings will include review of monthly reports, planned or anticipated activities and changes that might materially and adversely affect performance, and such other matters as appropriate.

9.5	Quality Assurance

Supplier shall perform the Services in an accurate and timely manner, in accordance with the Policy and Procedures Manuals.

Client shall have final authority to promulgate processes, procedures, manners and methods to be used in performance of the Services and information technology architectures, standards and plans used to provide or support the Services, and to modify or grant waivers from such processes, procedures, manners, methods, architectures, standards or plans, all in accordance with the Policy and Procedures Manuals. Supplier shall (i) comply with and enforce the processes, procedures, manners, methods, information technology architectures, standards and plans as specified by Client from time to time and delivered to Supplier, provided any changes are subject to an equitable adjustment to the Staffing Plan and Charges, (ii) modify the Services as and to the extent necessary to conform to changes to the same, subject to an equitable adjustment to the Staffing Plan and Charges, and (iii) obtain Client’s prior approval for any deviations therefrom.

9.6	Change Control

Supplier shall not make any changes to the Services except in accordance with an agreed-upon change control procedures contained in the Policy and Procedures Manuals.

9.7	Audit Rights
(a)	Supplier Records. Supplier shall maintain records, documents and other information reasonably required to meet Client’s audit rights under this Agreement, including, without limitation, all information reasonably necessary to verify the accuracy of Charges to Client included on any invoice provided to Client (“Supplier Records”). Supplier shall retain Supplier Records in accordance with Supplier’s records retention policy as it may be reasonably adjusted from time to time and provided to Client in writing upon request; provided, however, that Supplier shall at all times comply fully with the Policy and Procedures Manuals regarding records retention.

(b)	Operational Audits. Upon thirty (30) days advance notice from Client no more than once annually, Supplier shall provide to Client (and internal and external auditors, inspectors, regulators and other representatives that Client may designate from time to time) access at reasonable hours to Supplier Personnel, to the Supplier Facilities at or from which Services are then being provided or were provided within

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
the past twelve (12) months, and to Supplier Records, all only to the extent relevant to the Services and Supplier’s obligation under this Agreement. Such access shall be provided for the purpose of performing audits and inspections of Client and its businesses and to examine Supplier’s performance of the Services, including: (i) verifying the integrity of Client Data; (ii) examining the systems that process, store, support and transmit such data; (iii) examining the controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, system design controls and access controls) and the security, back-up practices and procedures; (iv) examining Supplier’s measurement, monitoring and management tools; and (v) enabling Client to meet applicable legal, regulatory and contractual requirements. As part of the Services, Supplier shall provide any assistance reasonably requested by Client or its designee in conducting any such audit. In addition, Supplier shall reasonably cooperate with Client by providing similar records and information necessary for Client and its principal officers to meet all applicable quarterly and annual public reporting and attestation obligations.

(c)	General Procedures.
(i)	Client shall not be given access to the proprietary information of other Supplier customers or to Supplier locations that are not related to Client or the Services or to information that is not reasonably necessary to perform the audit.

(ii)	In performing audits, Client shall endeavor to avoid unnecessary disruption of Supplier’s operations and unnecessary interference with Supplier’s ability to perform the Services. In the event that Client disrupts Supplier’s operations or interferes with Supplier’s ability to perform the Services, Supplier shall be excused for such disruption.

(iii)	Following any audit under this Section 9.7, Client shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Supplier to obtain factual concurrence with issues identified in the review.

(iv)	Client shall use reasonable efforts to conduct the audit efficiently, expeditiously and at reasonable business hours.
(d)	Supplier Response. Supplier and Client shall meet to review each audit report promptly after the issuance thereof. Supplier will respond to each audit report in writing within thirty (30) days from receipt of such report. Supplier and Client shall develop and agree upon an action plan to promptly address and resolve any deficiencies, concerns and/or recommendations in such audit report, and Supplier shall undertake remedial action in accordance with such action plan and the dates specified therein.

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
(e)	Response to Government Audits. If an audit by a governmental body or regulatory authority having jurisdiction over Client or Supplier results in a finding that Supplier or Client is not in compliance with any generally accepted accounting principle or other audit requirement or any rule, regulation or law relating to the performance of its obligations under this Agreement, Supplier or Client, as the case may be, shall, within the time period specified by such auditor, address and resolve the deficiency(ies) identified by such governmental body or regulatory authority.
9.8	Subcontractors
(a)	Use of Subcontractors. Supplier shall not subcontract any portion of its responsibilities under this Agreement without Client’s prior written approval, which may not be unreasonably withheld by Client. Prior to entering into a subcontract with a third party for performance of any portion of the Services, Supplier shall give Client reasonable prior written notice specifying the components of the Services affected, the scope of the proposed subcontract, and the identity and qualifications of the proposed Subcontractor and other information Client may reasonably request in order to consider its approval.

(b)	Supplier Responsibility for Subcontractors. Supplier shall remain responsible for obligations performed by approved Subcontractors and the conduct of Subcontractor personnel to the same extent as if such obligations were performed by Supplier’s employees. Supplier shall be Client’s sole point of contact regarding the Services, including with respect to payment.
9.9	Compliance with Applicable Laws

Client shall have the right to notify Supplier of changes in Laws applicable to Client that may impact the means or manner of providing the Services. Supplier shall make all commercially reasonable efforts required to implement any modifications to the Services in accordance with the Policy and Procedures Manuals prior to any applicable deadline imposed by the regulatory or other governmental body having jurisdiction for such requirement or change. The performance of any such modifications may result in an equitable adjustment in the Staffing Plan and Charges.

10.	CLIENT RESPONSIBILITIES

10.1	Responsibilities

In addition to Client’s responsibilities as expressly set forth elsewhere in this Agreement and in the Policy and Procedures Manuals, Client shall be responsible for the following:
(a)	Client shall designate, prior to commencement of the Services by Supplier, one individual to whom all Supplier communications concerning this Agreement may be addressed (the “Client Project Executive”), who shall have the authority to act on behalf of Client in

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
all day-to-day matters pertaining to this Agreement. Jane Hoffer is hereby designated as the initial Client Project Executive. Client may change the designated Client Project Executive from time to time by providing written notice to Supplier. Additionally, Client will have the option, but will not be obligated, to designate additional representatives who will be authorized to make certain decisions (e.g., regarding emergency maintenance, execution of decision or change requests, etc.) if the Client Project Executive is not available. Furthermore, and notwithstanding the forgoing, Supplier shall be entitled to act on Services requests made on the authority of all Client executives or their designated project managers as set forth in the Policy and Procedures Manuals.

(b)	Client shall cooperate with Supplier by, among other things, promptly making available, as reasonably requested by Supplier, management decisions, information, approvals and acceptances so that Supplier may accomplish its obligations and responsibilities hereunder.

(c)	Client shall perform all of its obligations under this Agreement within the timeframes specified or, if no timeframe is specified, in a reasonably timely manner.
11.	CHARGES

11.1	General
(a)	In consideration of Supplier’s performance of the Services, Client agrees to pay Supplier the applicable Charges set forth in Schedule C. Client agrees that Supplier shall be compensated on the basis provided in this Agreement for all Services rendered. The rate includes all direct labor, general and administrative costs, benefits, Workstations, telecom and data communications, physical space and facility, depreciation, insurance and fees, office expenses and an overhead fee factor. The Charges for Supplier Personnel assigned to the Client account for only a portion of any given month will be prorated based on the number of business days worked by that individual during the month in question.

(b)	Except as may be otherwise agreed to in writing by the Parties under special circumstances and subject to any equitable adjustments to the Charges made pursuant to this Agreement, Client shall not pay any amounts for the Services to Supplier in addition to those set forth in this Article 11 or Schedule C.
11.2	Incidental Expenses

Supplier acknowledges that, except as expressly provided otherwise in this Agreement or other instrument signed by an authorized representative of Client, incidental expenses that Supplier incurs in performing the Services are included in Supplier’s Charges and the rates set forth in this Agreement. Accordingly, such Supplier expenses are not separately reimbursable by Client unless Client has agreed in advance and in writing to reimburse Supplier for the expense.

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
11.3	Taxes

The Parties’ respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:
(a)	Each Party shall be responsible for any franchise or privilege taxes on its business and for any taxes based on its net income or gross receipts.

(b)	Each Party shall be responsible for any sales, lease, use, personal property or other such taxes on Equipment, Software or property it owns or leases from a third party.

(c)	Supplier shall be responsible for all sales, service, value-added, lease, use, personal property, excise, consumption and other taxes and duties payable by Supplier on any goods or services acquired and used or consumed by Supplier in providing the Services where the tax is imposed on Supplier’s acquisition or use of such goods or services.

(d)	Client shall be responsible for all sales, use, excise, value added, consumption, service or other taxes assessed on the receipt of the Services as a whole, or on any particular Service received by Client from Supplier.

(e)	The Parties agree to cooperate reasonably with each other to enable each to determine more accurately its own tax liability and to minimize such liability to the extent legally permissible. Supplier’s invoices shall separately state the Charges that are subject to taxation and the amount of taxes included therein. Each Party will provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either Party.

(f)	Each Party will promptly notify the other of, and reasonably coordinate with the other, the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which the other Party is responsible hereunder. With respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party will have the right to elect to control the response to and settlement of the claim, but the other Party will have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If either Party requests the other to challenge the imposition of any tax, the requesting Party will reimburse the other for the reasonable legal fees and expenses it incurs. A Party will be entitled to a proportional share of any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by it.

(g)	Each Party agrees that it will file appropriate tax returns, and pay applicable taxes owed arising from or related to the Services in applicable jurisdictions.
11.4	New Services and Projects

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
(a)	The Parties may discuss and mutually agree the addition of New Services under this Agreement.

(b)	Subject to Section 4.1(b), Client may elect to, and reserves the right to, solicit and receive bids from third parties to perform New Services. If Client elects to use third parties to perform New Services, (i) such New Services shall not be deemed Services under the provisions of this Agreement and (ii) Supplier shall reasonably cooperate with such third parties in accordance with Section 9.2 to the extent such cooperation does not impact Supplier’s ability to provide the Services.
11.5	Proration

Any periodic charges that may become due under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month on a calendar day basis.

11.6	New Services

If Client asks Supplier to perform services that are related to, but materially different from and in addition to, the Services (“New Services”), Supplier shall propose a fair and reasonable price for the performance of such New Services. If Client elects to have Supplier perform the New Services, the New Services shall be deemed to be Services for all respects hereunder.

12.	INVOICING AND PAYMENT

12.1	Invoicing

Supplier will invoice Client after the first day of each month during the Term for amounts attributable to Services performed during the preceding month. The invoice will state separately applicable taxes owed by Client, if any, by tax jurisdiction. Client will pay all undisputed invoiced Charges (subject to Section 12.3) in United States Dollars, by electronic funds transfer to an account designated by Supplier or by check sent to Supplier in accordance with Supplier’s directions within thirty (30) days after the date of Client’s receipt of the invoice. Each invoice shall be accompanied by such details of Charges as are reasonably necessary to meet Client’s requirements under government accounting rules and regulations, to validate volumes and fees, and to satisfy Client’s internal accounting requirements. Supplier shall include the pricing methodologies, calculations and related data utilized to establish the Charges.

To the extent a credit (including credits for past overcharges, etc.) may be due to Client pursuant to this Agreement, Supplier shall provide Client with an appropriate credit against amounts then due and owing.

12.2	Set Off

With respect to any amount to be paid or reimbursed by Client hereunder, Client may set off against such amount any amount that Supplier is obligated to pay Client hereunder.

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
12.3	Disputed Charges
(a)	Client shall pay undisputed Charges when such payments are due under this Article 12 and Schedule C. If Client in good faith disputes whether Supplier supplied staff to perform Services that are invoiced, whether the correct rate is being applied, or has other disputes as to the amounts invoiced, Client shall promptly notify Supplier in writing of any associated disputed amount and the basis for Client’s dispute together with any appropriate information supporting Client’s position. Client and Supplier shall address disputes in accordance with the procedures set forth below and in Article 19.

(b)	Neither the failure to dispute any Charges or amounts prior to payment nor the failure to withhold any amount shall constitute, operate or be construed as a waiver of any right Client may otherwise have to dispute any Charge or amount or recover any amount previously paid.

(c)	The parties will work together in good faith to resolve any disputed amount. If such dispute is not resolved within thirty (30) days after the original payment due date, the parties will resolve such dispute as provided in Section 19. Once resolved, Client will pay any disputed amounts with interest at the rate set forth in Section 12.4(a) within five (5) days.
12.4	Late Payment
(a)	Invoices not paid when due shall bear interest on the outstanding balance at the rate of prime plus two percent (2.0%) per annum (unless restricted by law, in which case interest shall accrue at the highest legal rate).

(b)	Supplier shall not suspend or otherwise interrupt the provision of Services to Client on the basis of Client’s withholding of amounts disputed in good faith pursuant to Section 12.3(a) (which payment dispute shall be resolved pursuant to the dispute resolution procedures in Section 12.3 and Section 19), unless authority to do so is granted by Client in writing. Supplier may suspend performance under this Agreement if Client is past due on payment of amounts other than those disputed under Section 12.3 in good faith. If Supplier intends to suspend performance, Supplier will provide Client with at least fifteen (15) days prior written notice before actually suspending Service and shall accept Client’s payment in full during such 15 day period as cure. In the event of a suspension of Service, Supplier shall resume performance as soon as possible after the past due payment is made.
13.	CLIENT DATA AND OTHER PROPRIETARY INFORMATION

13.1	Client Ownership of Client Data

Client Data is and shall remain the property of Client and its customers, as applicable. Supplier shall, at the times specified below, promptly deliver to

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
Client in the available format and on the media then used by Supplier to provide the Services: (a) a copy of all Client Owned Materials and Client Data (or such portions as shall be specified by Client) and (b) a copy of all Developed Materials (or such portions as shall be specified by Client). Such deliveries shall occur: (i) within a reasonable amount of time after Client requests such data, or (ii) at the end of the Term and upon the completion of all requested Transfer Assistance Services. If requested by Client, Supplier shall destroy or securely erase all copies of the Client Data and Client Owned Materials in Supplier’s possession or under Supplier’s control. Supplier shall not withhold any Client Data or any of the items specified in this Section as a means of resolving any dispute. Supplier may retain one (1) copy of the Client Data and Client Owned Developed Materials to determine Supplier’s or its agents’ rights under this Agreement. Supplier shall be relieved of its obligations to provide the Services to the extent that its performance is prevented or hindered by the return, erasure or destruction of Client Data or Client Owned Materials or reports prepared pursuant to this Section 13.1. Except to the extent expressly permitted under this Agreement, Client Data and Client Owned Materials shall not be utilized by Supplier for any purpose other than the performance of Services under this Agreement and shall not be disclosed (except as provided in Article 14), sold, assigned, leased, licensed or otherwise provided to third parties by Supplier or commercially exploited by or on behalf of Supplier or any Supplier Personnel. Supplier shall not possess or assert any lien or other right against or to Client Data.

13.2	Safeguarding Client Data
(a)	Supplier shall establish and maintain environmental, safety and facility procedures, data security procedures and other safeguards against the destruction, loss or alteration of Client Data in the possession of Supplier which are (i) no less rigorous than those that are commercially reasonable, documented and enforced by Client as of the Effective Date, which Client will provide to Supplier, and (ii) no less rigorous than those maintained by Supplier for its own information of a similar nature. At Client’s expense, Client shall have the right to establish backup security for Client Data and to keep backup copies of the Client Data in Client’s possession. No media on which Client Data is stored may be used simultaneously to store data of any other customer of Supplier.

(b)	As part of the Services, Supplier shall be responsible for developing and maintaining procedures for recovering back-up copies of Client Data.
13.3	Confidentiality
(a)	Proprietary Information. Supplier and Client each acknowledges that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its or its customer’s business and is not in the public domain. Except as otherwise specifically agreed in writing by the Parties, “Proprietary Information” of Client or Supplier, or their respective Affiliates shall mean all information and documentation that belongs to Client and

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
Supplier and such Affiliates, or agents, respectively, whether disclosed to or accessed by such entity or Party in connection with this Agreement and that: (1) has been marked “confidential” or “proprietary” or with words of similar meaning at the time of disclosure by such entity or Party, or (2) if disclosed orally or not marked “confidential” or “proprietary” or with words of similar meaning at the time of disclosure, was subsequently summarized in writing within sixty (60) days after disclosure by the disclosing entity or Party and marked “confidential” or “proprietary” or with words of similar meaning, or (3) consists of information and documentation included within any of the following categories: (a) customer, supplier or contractor lists, (b) customer, supplier or contractor information, (c) information regarding business plans (strategic and tactical), markets and operations (including performance), (d) information regarding administrative, financial or marketing activities or results, (e) pricing information, (f) personnel information, (g) products and product and service offerings (including specifications and designs), (h) processes, (i) budgets and financial results, (j) Client’s third party contracts to which Supplier has had access, (k) Client Software and all Developed Materials, and (l) any information derived from such information.

(b)	Obligations
(1)	Supplier and Client shall not disclose, and shall maintain the confidentiality of, all Proprietary Information of the other Party. Client and Supplier shall each use at least the same degree of care to safeguard and to prevent disclosing to third parties the Proprietary Information of the other as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss or alteration of its own information (or information of its customers) of a similar nature, but not less than reasonable care. The Parties may disclose Proprietary Information to their Affiliates, auditors, attorneys, financial advisors and accountants. Either Party may disclose Proprietary Information of the other Party to third parties where: (i) use by such person or entity is authorized under this Agreement; (ii) such disclosure is necessary for the performance of such person’s or entity’s obligations under or with respect to this Agreement or otherwise naturally occurs in such person’s or entity’s scope of responsibility; (iii) the person or entity (and its applicable officers and employees) agrees in writing to assume the obligations substantially similar to those described in this Section 13.3; and (iv) the disclosing Party assumes full responsibility for the acts or omissions of such person or entity and takes all reasonable measures to ensure that the Proprietary Information is not disclosed or used in contravention of this Agreement. Each Party’s Proprietary Information shall remain the property of such Party.

(2)	Neither Party shall: (i) make any use or copies of, or use, the Proprietary Information of the other Party except as

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
contemplated by this Agreement; (ii) acquire any right in or assert any lien against the Proprietary Information of the other Party; (iii) sell, assign, transfer, lease or otherwise dispose of Proprietary Information to third parties or commercially exploit such information, including through derivative works; or (iv) refuse for any reason (including a default or material breach of this Agreement by the other Party) to promptly provide the other Party’s Proprietary Information (including copies thereof) to the other Party if requested to do so (in the case of Client Data, in the form reasonably requested). Upon expiration or any termination of this Agreement and completion of each Party’s obligations under this Agreement, each Party shall return or destroy, as the other Party may direct, all documentation in any medium that contains, refers to, or relates to the other Party’s Proprietary Information, and retain no copies. In addition, the Parties shall take reasonable steps to ensure that their employees comply with these confidentiality provisions.
(c)	Exclusions. Section 13.3(b) shall not apply to any particular information that (i) is, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (iii) is in the possession of the receiving Party at the time of disclosure to it; (iv) is received from a third party having a lawful right to disclose such information; or (v) is independently developed by the receiving Party without reference to Proprietary Information of the furnishing Party. In addition, the receiving Party shall not be considered to have breached its obligations under this Section 13.3 for disclosing Proprietary Information of the other Party as required to satisfy any legal requirement of a competent government body, provided that, promptly upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party of the Proprietary Information to be disclosed and the identity of the third party requiring such disclosure prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Proprietary Information, or take such other action as it deems appropriate to protect the Proprietary Information.

(d)	Loss of Proprietary Information. Each Party shall: (i) promptly notify the other Party in writing of any possession, use, knowledge, disclosure or loss of such other Party’s Proprietary Information in contravention of this Agreement; (ii) promptly furnish to the other Party all known details and reasonably assist such other Party in investigating and/or preventing the recurrence of such possession, use, knowledge, disclosure or loss; (iii) reasonably cooperate with the other Party in any investigation or litigation deemed necessary by such other Party to protect its rights; and (iv) promptly use all commercially reasonable efforts to prevent further possession, use, knowledge, disclosure or loss of Proprietary Information in contravention of this Agreement. Each Party shall bear any costs it incurs in complying with this Section 13.3(d).

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
(e)	No Implied Rights. Nothing contained in this Section 13.3 shall be construed as obligating a Party to disclose its Proprietary Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to any Proprietary Information of the other Party.

(f)	Survival. The Parties’ obligations of non-disclosure and confidentiality shall survive the expiration or termination of this Agreement for a period of five (5) years.
13.4	File Access

Client will have unrestricted access to, and the right to review and retain the relevant portion of all computer or other files containing Client Data. At no time will any of such files or other materials or information be stored or held in a form or manner not readily accessible to Client. Supplier will provide to the Client Project Executive and his designees all passwords, codes, comments, keys, documentation and the locations of any such files and other materials promptly upon the request of Client, including Equipment and Software keys and such information as to format, encryption (if any) and any other specification or information necessary for Client to retrieve, read, revise and/or maintain such files and information. Upon the request of the Client Project Executive, Supplier will confirm that, to the best of its knowledge, all files and other information provided to Client are complete and that no material element, amount or other fraction of such files or other information to which Client may request access or review has been deleted, withheld, disguised or encoded in a manner inconsistent with the purpose and intent of providing full and complete access to Client as contemplated by this Agreement.

14.	OWNERSHIP OF MATERIALS

14.1	Client Owned Materials

Client shall be the sole and exclusive owner of the Client Owned Materials and all intellectual property rights, including copyright, in all Developed Materials.

14.2	Developed Materials
(a)	All Developed Materials shall be considered works made for hire that are owned by Client. If any such Developed Materials may not be considered a work made for hire under applicable law, Supplier hereby irrevocably assigns to Client, without further consideration, all right, title and interest, including any copyright interest, Supplier may have to such Developed Materials, including United States and foreign intellectual property rights, including copyrights. Supplier acknowledges that Client and its successors and assigns shall have the right to obtain and hold in their own name any intellectual property rights, including copyright, in and to such Developed Materials. Supplier agrees to execute any documents and take any other actions reasonably requested by Client to effectuate the purposes of this Section 14.2 at Client’s expense. Client grants to Supplier a

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non-exclusive, non-transferable, worldwide, limited right and license to use, execute, reproduce, display, perform, modify and distribute the Developed Materials for the sole purpose of providing the Services during the Term and the Transfer Assistance Period pursuant to this Agreement; provided that this license does not give Supplier the right, and Supplier is not authorized, to sublicense such Developed Materials, except with respect to subcontractors approved under Section 9.8, or use them for the benefit of other customers or for any other purpose without Client’s prior written consent.

(b)	Supplier shall provide Client with the source code and documentation for all Developed Materials that are created in accordance with this Agreement. Supplier shall provide documentation for all Software that is part of the Developed Materials sufficient to allow a reasonably knowledgeable and experienced systems programmer to maintain and support such Materials; (ii) the user documentation for such Materials will accurately describe in terms understandable by a typical end user the functions and features of such Materials and the procedures for exercising such functions and features; and (iii) all Developed Materials shall have the appropriate source code which matches with the executable object code version.
14.3	Other Materials

This Agreement shall not confer upon either Party intellectual property rights in Materials of the other Party (to the extent not covered by this Article 14).

14.4	General Rights
(a)	Copyright Legends. Supplier shall place the Client copyright legends and notices on all Developed Materials.

(b)	No Implied Licenses. Except as expressly specified in this Agreement, nothing in this Agreement shall be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other intellectual property rights in any Materials owned by the other Party or any Affiliate of the other Party.
14.5	Client Rights Upon Expiration or Termination of Agreement

As part of the Transfer Assistance Services, Supplier shall deliver to Client all Developed Materials in the format and medium in use by Supplier in connection with the Services as of the date of such expiration or termination, and shall ensure that all delivered source code matches with the then current production version of the object code as delivered. Following confirmation by Client that the copies of the Client Owned Materials delivered by Supplier are acceptable and the completion by Supplier of any Transfer Assistance Services for which such Materials are required, Supplier shall destroy or securely erase all other copies of such Materials then in Supplier’s possession and cease using such Materials for any purpose.

14.6	Residuals Clause

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Nothing contained in this Agreement shall restrict either Party from the use of any generic data analysis and evaluation, ideas, concepts, know-how, or techniques developed or learned by such Party in connection with this Agreement, provided that in doing so such Party does not disclose Proprietary Information to third parties or infringe the intellectual property rights of the other Party or third parties who have licensed or provided materials to the other Party.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Maintenance
(a) Except as provided in Section 15.1(b), Supplier warrants that it shall, as part of the Services, maintain all Workstations that are necessary to perform the Services: (i) in good operating condition, subject to normal wear and tear; (ii) undertaking repairs and preventive maintenance on Workstations for which Supplier is designated to be responsible hereunder in accordance with the applicable Workstation manufacturer’s recommendations and requirements; and (iii) performing maintenance of Third Party Software on Workstation in accordance with the applicable Software vendor’s written documentation.
(b) Client warrants that it shall, as part of the Services, maintain all Equipment that Client provides that is necessary to perform the Services, including Client Equipment: (i) in good operating condition, subject to normal wear and tear; (ii) undertaking repairs and preventive maintenance on such Equipment for which Client is designated to be responsible hereunder in accordance with the applicable Equipment manufacturer’s recommendations and requirements; and (iii) performing maintenance of Third Party Software on the Equipment in the data center in accordance with the applicable Software vendor’s written documentation.
15.2	Non-Infringement
(a)	Client warrants that any Materials and other items provided by or specified by Client for Supplier under this Agreement and Developed Materials shall not infringe, or constitute an infringement or misappropriation of, any U.S. or foreign patent, copyright, trademark or similar proprietary rights conferred by contract or by common law or by other applicable law of any third party.

(b)	Except for Materials or other items covered under (a) above, Supplier warrants that any item provided by and used by Supplier to provide the Services shall not infringe, or constitute an infringement or misappropriation of, any U.S. or foreign patent, copyright, trademark or similar proprietary rights conferred by contract or by common law or by other applicable law of any third party.
15.3	Authorization

Each Party represents and warrants to the other that:

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(a)	It is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of its state of incorporation or organization;

(b)	It has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(c)	It has obtained all licenses, authorizations, approvals, consents or permits required to perform its obligations under this Agreement under all applicable federal, state, foreign or local laws and under all applicable rules and regulations of all authorities having jurisdiction over matters related to performance under this Agreement;

(d)	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party; and

(e)	The execution, delivery and performance of this Agreement shall not constitute a violation of any judgment, order or decree; a material default under any material contract by which it or any of its material assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default.
15.4	Malicious Code

Each Party warrants that it shall take commercially reasonable actions and precautions to prevent the introduction and proliferation, and reduce the effects, of any Malicious Code into the other Party’s information technology environment or any system used by Supplier to provide the Services.

15.5	Disabling Code

Supplier shall not insert into the Software or Developed Materials any code that could be invoked to disable or otherwise shut down all or any portion of the Software or Client systems. With respect to any disabling code that may be part of any Third Party Software, neither Party shall invoke nor cause to be invoked such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without the other Party’s prior written consent.

15.6	Disclaimer of Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH REGARD TO ANY SERVICES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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16.	INSURANCE AND RISK OF LOSS

16.1	Insurance Supplier agrees to keep in full force and effect and maintain at its sole cost and expense the following policies of insurance during the term of this Agreement:
(1)	Any legally required workers’ compensation or equivalent insurance as required in the jurisdiction in which the Supplier Facility and Supplier Personnel are located.

(2)	Reasonable Commercial General Liability Insurance and Umbrella Liability Insurance in accordance with *CONFIDENTIAL* law.

(3)	Reasonable Employee Dishonesty and Fraud Insurance in accordance with *CONFIDENTIAL* law.
In the event Client requests that Supplier increase its coverage levels or provide for more specific coverages that may be necessary to meet a specific obligation to a Client customer regarding coverage to be maintained by Client and its affiliates providing services on behalf of such customer, then Supplier will obtain such more specific coverages, and the Parties will make an equitable adjustment to the Charges if necessary to cover the increased cost to Supplier.

Supplier shall upon Client’s request provide Client with certificates of insurance evidencing compliance with this Article 16 (including evidence of renewal of insurance) signed by authorized representatives of the respective carriers for each year that this Agreement is in effect. Each certificate of insurance shall include a statement that the issuing company shall not cancel, nonrenew, reduce or otherwise change the insurance afforded under the above policies unless thirty (30) days’ notice of such cancellation, nonrenewal, reduction or change has been provided to Client

The obligation of Supplier to provide the insurance specified herein shall not limit in any way any obligation or liability of Supplier provided elsewhere in this Agreement.

16.2	Risk of Loss

Except as provided below, each Party shall be responsible for risk of loss of, and damage to, any Equipment, Software or other Materials owned by it. Each Party shall promptly notify the other of any damage (except normal wear and tear), destruction, loss, theft or governmental taking of any item of Equipment, Software or other Materials in the possession of such Party or on its premises of such Party, whether or not insured against by such Party, whether partial or complete (“Event of Loss”). For any Client Event of Loss, Supplier shall cooperate and assist Client with respect to the repair or replacement as part of the Services. Supplier shall be responsible for any such Client Event of Loss that result from Supplier’s negligence or willful misconduct.

17.	INDEMNITIES

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17.1	Indemnity by Supplier

In addition to all other rights and remedies Client may have under this Agreement or at law or in equity, Supplier agrees to indemnify, defend and hold harmless Client and its officers, directors, employees, agents, Affiliates, successors and assigns from any and all Losses and threatened Losses arising from or in connection with any third party claims of the following:
(a)	Supplier’s breach of its obligations with respect to Client Proprietary Information;

(b)	Infringement or alleged infringement of a patent, trade secret, copyright or other proprietary rights conferred by contract, common law or by the law of the U.S. or any state therein or any foreign jurisdiction in contravention of Supplier’s warranties in this Agreement; and

(c)	Claims by government regulators or agencies for fines, penalties, sanctions or other remedies arising from or in connection with Supplier’s failure to perform its responsibilities under this Agreement.
17.2	Indemnity by Client

In addition to all other rights and remedies Supplier may have under this Agreement or at law or in equity, Client agrees to indemnify, defend and hold harmless Supplier and its officers, directors, employees, agents, Affiliates, successors and assigns from any Losses and threatened Losses arising from or in connection with any third party claims of the following:
(a)	Client’s breach of its obligations with respect to Supplier’s Proprietary Information and Client’s failure to adequately protect its own Proprietary Information;

(b)	Infringement or alleged infringement of a patent, trade secret, copyright or other proprietary rights conferred by contract, common law or by the law of the U.S. or any state therein or any foreign jurisdiction in contravention of Client’s warranties in this Agreement; and

(c)	Claims by government regulators or agencies for fines, penalties, sanctions or other remedies arising from or in connection with Client’s failure to perform its responsibilities under this Agreement and with Supplier’s performance of its responsibilities under this Agreement in accordance with the Policy and Procedures Manuals or other direction by Client.
17.3	Additional Indemnities

In addition to all other rights and remedies the Parties may have under this Agreement or at law or in equity, Supplier and Client each agree to indemnify, defend and hold harmless the other, and their respective Affiliates, officers, directors, employees, agents, successors and assigns, from any and all Losses and threatened Losses to the extent they arise from or in connection with any of

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the following: (a) the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of the indemnitor; and (b) the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of the indemnitor.

17.4	Infringement

In addition to all other rights and remedies the Parties may have under this Agreement or at law or in equity, the Parties agree as follows:
(a)	If any Materials or other item provided or specified by Client to Supplier in its provision of the Services or the Developed Materials (except to the extent of Supplier’s knowing infringement of third party rights in the development of the Developed Materials) becomes, or in Client’s reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, Client shall promptly take one of the following actions at no charge to Supplier: (i) secure the right to continue using the Materials, item or Developed Materials; or (ii) replace or modify the Materials, item or Developed Materials to make it non-infringing, provided that any such replacement or modification will not materially degrade the performance or quality of the affected component of the Services. Supplier will cooperate with and assist Client in taking such action.

(b)	Except for items covered under Section 17.4 (a) above, if any item provided by and used by Supplier to provide the Services or any item in the Developed Materials (to the extent that Supplier knowingly infringed a third party’s rights in developing such Developed Materials) becomes the subject of an infringement or misappropriation claim or proceeding, Supplier shall promptly take one of the following actions at no additional charge to Client: (i) secure the right to continue using the item; or (ii) replace or modify the item to make it non-infringing, provided that any such replacement or modification will not materially degrade the performance or quality of the affected component of the Services. Client will cooperate with and assist Supplier in taking such action.
17.5	Indemnification Procedures

With respect to third party claims, the following procedures shall apply:
(a)	Notice. Promptly after receipt by any entity entitled to indemnification of notice of the commencement of any civil, criminal, administrative or investigative action or proceeding involving a claim in respect of which the indemnitee may seek indemnification pursuant to this Agreement, the indemnitee shall notify the indemnitor of such claim in writing. No delay or failure to so notify an indemnitor shall relieve it of its obligations under this Agreement. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than five (5) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the

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indemnitee in writing that the indemnitor elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

(b)	Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election within the required notice period, the indemnitor shall assume sole control over the defense and settlement of the claim; provided, however, that (i) the indemnitor shall keep the indemnitee fully apprised at all times as to the status of the defense, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim imposing any obligations or restrictions on the indemnitee or ceasing to defend against such claim. The indemnitor shall not be liable for any legal fees or expenses incurred by the indemnitee following the delivery of a Notice of Election; provided, however, that the indemnitee shall be entitled to employ counsel at its own expense to participate in the handling of the claim. The indemnitor shall not be obligated to indemnify the indemnitee for any amount paid or payable by such indemnitee in the settlement of any claim if (x) the indemnitor has delivered a timely Notice of Election and such amount was agreed to without the written consent of the indemnitor, (y) the indemnitee has not provided the indemnitor with notice of such claim and a reasonable opportunity to respond thereto, or (z) the time period within which to deliver a Notice of Election has not yet expired.

(c)	Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the reasonable cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such reasonable costs and expenses as they are incurred.
17.6	Subrogation

In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to Sections 17.1 through 17.3 or any other provision of this Agreement, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

18.	LIABILITY

18.1	General Intent

Subject to the specific provisions of this Article 18, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement.

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18.2	Force Majeure
(a)	Subject to Section 18.2(c), no Party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, wars, riots, civil disorders, rebellions or revolutions, failure of telecommunications carriers, strikes or lockouts or labor disputes by third parties, or any other similar cause beyond the reasonable control of such Party (each a “Force Majeure”); provided that the non-performing Party cannot reasonably circumvent the delay through the use of commercially reasonable alternate sources, workaround plans or other means. A labor dispute involving a Party and its own personnel shall not excuse such Party from its obligations hereunder.

(b)	In such event the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so prevented, hindered or delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within five (5) days of the inception of such delay) and describe at a reasonable level of detail the circumstances of such Force Majeure event.

(c)	The Parties shall mutually agree on any disaster recovery and business continuity Services to be provided for Client by Supplier. Upon the occurrence of a Force Majeure event, Supplier shall, to the extent possible, provide Client with reasonable cooperation in Client’s implementation of its disaster recovery plan, in each case as described in the Policy and Procedures Manuals. Supplier shall provide such assistance unless prohibited by the Force Majeure.

(d)	If Supplier fails to provide Services in accordance with this Agreement due to the occurrence of a Force Majeure event, all amounts payable to Supplier hereunder shall be equitably adjusted in a manner such that Client is not required to pay any amounts for Services that it is not receiving.
18.3	Limitation of Liability
(a)	NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, COLLATERAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. This Section 18.3(a) shall not apply in cases of (i) cases of fraud, theft or criminal acts by a Party, or (ii) any breach, violation or failure to comply with the provisions of Article 13 of this Agreement.

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(b)	Except as provided below, the total aggregate liability of either Party for claims asserted by the other Party under or in connection with this Agreement, regardless of the form of the action or the theory of recovery, shall be limited, in aggregate to an amount equal to the total payments received by Supplier pursuant to this Agreement and/or the Existing Agreements for one year prior to the month in which the first event giving rise to the liability occurred.

(c)	The limitations of liability set forth in Section 18.3(b) shall not apply with respect to (i) any obligation or failure by Client to pay any amounts due or past due and owing to Supplier pursuant to the terms of the Agreement; (ii) Losses by either Party for bodily injury or damage to real property or tangible personal property; and (iii) either Party’s obligation to indemnify the other Party as provided in Article 17.

(d)	The following shall be considered direct damages and neither Party shall assert that they are indirect, incidental, collateral, consequential or special damages or lost profits to the extent they result directly from either Party’s failure to perform in accordance with this Agreement:
(1)	Costs and expenses of implementing a workaround in respect of a failure to provide the Services or any part thereof;

(2)	Costs and expenses of replacing lost, stolen or damaged Equipment, Software and Materials;

(3)	Costs and expenses incurred to procure the Services from an alternate source, to the extent in excess of Supplier’s charges under this Agreement; and

(4)	Straight time, overtime or related expenses incurred by either Party, including overhead allocations for employees, wages and salaries of additional employees, travel expenses, overtime expenses, telecommunication charges and similar charges, due to failure of Supplier to provide all or a portion of the Services incurred in connection with (1) through (4) above.
19.	CONTRACT GOVERNANCE AND DISPUTE RESOLUTION

19.1	Informal Dispute Resolution

Prior to the initiation of formal dispute resolution procedures under Section 19.2, the Parties agree that the Client Contract Executive and the Supplier Project Executive will attempt in good faith to resolve all disputes. In the event the Client Contract Executive and the Supplier Project Executive are unable to resolve a dispute in an amount of time that either Party deems reasonable under the circumstances, such Party may refer the dispute for resolution pursuant to Section 19.2 below upon written notice to the other Party.

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19.2	Binding Arbitration

Any unresolved controversy or interpretation involving this Agreement or claim arising from the Services shall be determined by binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association (the “AAA”). The arbitration shall be held in the Philadelphia, PA area. If the Parties cannot agree on a single arbitrator within seven (7) working days of the delivery of the request for arbitration, then three (3) disinterested arbitrators shall be used, one to be chosen by each of the Parties, and the third arbitrator chosen by the first two arbitrators before they enter upon arbitration, to act as umpire. If either Party fails to appoint an arbitrator, or if the first two arbitrators fail to appoint a third arbitrator, within seven (7) working days from the date such obligation arises, either Party may request that AAA appoint the necessary arbitrator(s). Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The costs arising from such arbitration shall be borne and paid as the arbitrator(s) shall direct. The Parties shall abide by, observe, and perform all directions, decisions and awards made by the arbitrator(s) and submit in writing information as the arbitrator(s) shall request. During or prior to the arbitration, the Parties shall not prosecute or commence any suit or action against the other touching on any of the matters referred to the arbitrator(s).

The Parties agree that the only circumstance in which disputes between them shall not be subject to the provisions of this Section 19.2 is where a Party makes a good faith determination that a breach of the terms of this Agreement by the other Party is such that the damages to such Party resulting from the breach will be so immediate, so large or severe, and so incapable of adequate redress after the fact that a temporary restraining order or other immediate injunctive relief is the only adequate remedy. If a Party files a pleading with a court seeking immediate injunctive relief which is challenged by the other Party and the injunctive relief sought is not rewarded in substantial part, the Party filing the pleading seeking immediate injunctive relief shall pay all of the costs and attorney’s fees of the Party successfully challenging the pleading.

19.3	Continued Performance

Each Party agrees that it shall, unless otherwise directed by the other Party, continue performing its obligations under this Agreement (including providing all Services and Transfer Assistance Services) while any dispute is being resolved unless and until the Term ends.

19.4	Governing Law

This Agreement and performance under it shall be governed by and construed in accordance with the applicable laws of the State of Pennsylvania without giving effect to the principles thereof relating to conflicts of laws.

20.	TERMINATION

20.1	Termination for Cause

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(a)	If Supplier commits a material breach of this Agreement, which breach is not cured within thirty (30) days after written notice of the breach from Client, unless such breach cannot be reasonably cured in such 30 day period, in which case Client shall not have the right to terminate if Supplier promptly proceeds within such 30 day period to commence curing the breach and thereafter provides a reasonable workaround, or functionally cures the breach, within 60 days from receipt of the cure notice (or such longer period as may be reasonably necessary when the breach is of a type or nature that cannot be cured within the 60 day period), then Client may, by giving at least sixty (60) days’ prior written notice to Supplier, terminate the Term with respect to all of the Services, as of a date specified in the notice of termination.

(b)	If Client commits a material breach of this Agreement (except for material breaches caused by Client’s failure to make undisputed payments as set forth in Section 20.1(c) below), which breach is not cured within thirty (30) days after written notice of the breach from Supplier, unless such breach cannot be reasonably cured in such 30 day period, in which case Supplier shall not have the right to terminate if Client promptly proceeds within such 30 day period to commence curing the breach and thereafter provides a reasonable workaround, or functionally cures the breach, within 60 days from receipt of the cure notice (or such longer period as may be reasonably necessary when the breach is of a type or nature that cannot be cured within the 60 day period), then Supplier may, by giving written notice to Client, terminate the Term with respect to all of the Services, as of a date specified in the notice of termination.

(c)	If Client commits a material breach of this Agreement by failing to make an undisputed payment to Supplier which is due and payable hereunder, which breach is not cured within thirty (30) days after such payment becomes due and payable, then Supplier may, by giving at least ten (10) days prior written notice of its intent to terminate for non-payment, terminate the Term with respect to all of the Services, as of a date specified in the notice of termination if payment of the undisputed amount is not made by the specified termination date.
20.2	Client’s Right to Extend the Termination Date

Except in the case of a valid termination for cause by Supplier (unless Client agrees to pay for Services provided by or for Supplier in advance and cures any payment default that causes such termination), Client may elect, upon sixty (60) days’ prior written notice, to extend the effective date of any expiration/termination or Transfer Assistance one time, at its sole discretion, provided that the total of such extension will not exceed one hundred and eighty (180) days following the originally specified effective termination date without Supplier’s prior written consent.

21.	GENERAL

21.1	Binding Nature and Assignment

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(a)	Binding Nature. This Agreement will be binding on the Parties and their respective successors and permitted assigns.

(b)	Assignment. Neither Party may, or will have the power to, assign this Agreement without the prior written consent of the other, except that Client may assign its rights and obligations under this Agreement to an Entity acquiring, directly or indirectly, control of Client, or to an Entity into which Client is merged or to an Entity acquiring all or substantially all of Client’s assets where the Entity agrees to assume all of the rights and obligations of Client hereunder, without the approval of Supplier, and that Supplier may assign its rights and obligations under this Agreement to an Entity acquiring, directly or indirectly, control of Supplier, or to an Entity into which Supplier is merged or to an Entity acquiring all or substantially all of Supplier’s assets where the Entity (i) acquires 25% or more of the outstanding common stock of Supplier on a fully diluted basis and (ii) agrees to assume all of the rights and obligations of Supplier hereunder, without the approval of Client.

(c)	Impermissible Assignment. Any attempted assignment that does not comply with the terms of this Section shall be null and void.
21.2	Entire Agreement; Amendment

This Agreement, including any Schedules and Exhibits referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, promises, covenants, commitments or undertakings other than those expressly set forth herein. This Agreement supercedes all prior agreements, representations, warranties, promises, covenants, commitments or undertakings, whether written or oral, with respect to the subject matter contained in this Agreement. No amendment, modification, change, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, modification, change, waiver or discharge is sought to be enforced.

21.3	Compliance with Laws and Regulations
(a)	Supplier shall perform its obligations in a manner that complies with Laws applicable to its business, including without limitation identifying and procuring required permits, certificates, approvals and inspections. If a charge of non-compliance by Supplier with any such Laws occurs, Supplier shall promptly notify Client of such charges in writing.

(b)	Client shall perform its obligations under this Agreement in a manner that complies with Laws applicable to its business and to the receipt of the Services, including without limitation identifying and procuring required permits, certificates, approvals and inspections. If a charge of non-compliance by Client with any such Laws occurs, Client shall promptly notify Supplier of such charges in writing.
21.4	Notices

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All notices, requests, demands and determinations under this Agreement (other than routine operational communications) shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) day after being given to an express courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile with a copy sent by another means specified in this Section 21.4, or (iv) six (6) days after the day of mailing, when mailed by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:
In the case of Client:
Prescient Applied Intelligence, Inc.
1247 Ward Avenue, Suite 200
West Chester, PA 19380
Attn: Jane Hoffer
With a copy to:
Montgomery, McCracken, Walker & Rhodes LLP
123 South Broad Street
Avenue of the Arts
Philadelphia, PA 19109
Attn: Kathleen O’Brien
In the case of Supplier:
Healthcare BPO Partners, L.P.
5215 N. O’Conner Street, Suite 800
Irving, Texas 75039
A Party may from time to time change its address or designee for notification purposes by giving the other Party prior written notice of the new address or designee and the date upon which the change will become effective.

21.5	Counterparts

This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

21.6	Headings

The article and section headings used herein are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

21.7	Severability

In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original

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intentions of the Parties in accordance with applicable law. The remaining provisions of this Agreement and the application of the challenged provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision shall be valid and enforceable to the full extent permitted by law.

21.8	Consents and Approval

Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, confirmation, notice or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

21.9	Waiver of Default; Cumulative Remedies
(a)	A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All waivers must be in writing and signed by the Party waiving its rights.

(b)	Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.
21.10	Survival

Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

21.11	Publicity

Neither Party shall use the other Party’s name or mark or refer to the other Party directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement, without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may reference and disclose this Agreement and its relationship with the other Party in any public filings when required by law or in accordance with customary or recommended practice.

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
21.12	Service Marks

Each Party agrees that it shall not, without the other Party’s prior written consent, use any of the names, service marks or trademarks of each other or Affiliates in any of its advertising or marketing materials.

21.13	Export

The Parties acknowledge that certain Software and technical data to be provided hereunder and certain transactions hereunder may be subject to export controls under the laws and regulations of the United States and other countries. No Party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations.

21.14	Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, Client and Supplier. This Agreement shall not be deemed to create any rights or causes of action in or on behalf of any third parties, including without limitation employees, vendors and customers of a Party, or to create any obligations of a Party to any such third parties.

21.15	Order of Precedence

In the event of a conflict, this Agreement shall take precedence over the Schedules and Exhibits attached hereto.

21.16	Further Assurances

Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each Party shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
21.17	Acknowledgment

The Parties each acknowledge that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that such terms and conditions should not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.
               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

PRESCIENT APPLIED INTELLIGENCE, INC.		HEALTHCARE BPO PARTNERS, L.P.

By:		By:

Name:	Jane Hoffer	Name:	Sharad Tak
Title:	Chief Executive Officer	Title:
Date:		Date:

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
SCHEDULE A
KEY SUPPLIER POSITIONS AND CRITICAL SUPPORT PERSONNEL
*CONFIDENTIAL*
SCHEDULE B
SERVICES
Client and Supplier will undertake a collaborative effort including analysis, planning and implementation for the successful execution of the Services, with such analysis and planning to be completed by July 1, 2005. The parties further acknowledge that much of the data, information, and critical decision factors necessary to the successful implementation of the activities outlined below are presently unknown to both Supplier and Client or otherwise undetermined including such matters as the exact layout and specifications of the data center, as well as the exact timing of the elimination of certain full time equivalents of Client. The parties expect that the process by which such matters are determined with involve the input, recommendations and discretion of Client management based on their operating knowledge of the business, as well as the advice, expertise and experience of Mr. Tak and other knowledgeable and qualified persons within his organization.
Item # 1 Production data center resource services– Supplier will provide data center space and environmental control services for Prescient’s equipment and software consisting of the following tasks:
*CONFIDENTIAL*
Client will provide the servers to be placed on site at the production center as specified in the Production Center Requirements Document.
Item #2 EDI/VAN – Supplier will provide EDI/VAN services to replace Client’s IBM and Easylink EDI VAN services.
Item # 3: Professional consulting services for code migration of existing applications - Supplier will assist Client in analyzing, planning and implementing a technology re-write of its existing application(s) on a time and materials basis commencing in January 2006 with a goal of completing the project no later than calendar year end 2006. Client and Supplier shall begin detailed planning for such project no later than the beginning of the third quarter of 2005 and Client will utilize Supplier as much as possible as a means to maximize the efficiency and minimize the cost of the overall project.
Item # 4: Technical and professional resource services - – Supplier will provide development services for Prescient on a time and materials basis in the following areas:
*CONFIDENTIAL*

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
Prescient will use its best efforts to expand the Services provided under this Agreement to include additional resources and thereby reduce Prescient’s costs.

Note: A request for confidential treatment has been filed with the SEC for the portions of this document that have been marked with *CONFIDENTIAL*. The redacted portions have been filed separately with the SEC.
SCHEDULE C
SUPPLIER CHARGES
*CONFIDENTIAL*